CIRCOR INTERNATIONAL, INC.
STOCK OPTION INDUCEMENT AWARD

THIS STOCK OPTION is granted by CIRCOR International, Inc. (the “Company”) to Scott A. Buckhout, (the “Optionee”) as of the 9th day of April, 2013 (the “Grant Date”).

WHEREAS, the Company desires to employ the Optionee as its President and Chief Executive Officer;

WHEREAS, the Board desires to deliver sustainable shareholder value and achieve consistent returns at or above market value;

WHEREAS, the Board has determined that it is in the best interests of the Company to grant an inducement award to retain the Optionee’s services on the terms and conditions set forth below; and

WHEREAS, the Optionee finds such terms and conditions to be acceptable.

NOW, THEREFORE, in consideration of the premises and of the services performed and to be performed by the Optionee, the Company hereby grants this Stock Option to the Optionee on the terms and conditions hereinafter expressed (this “Agreement”).

1. OPTION GRANT

The Optionee shall have the right to purchase a total of 200,000 shares of the Company’s common stock, par value $.01 per share (“Common Stock”) at an exercise price of $41.17 per share. The exercise price is not less than one hundred percent of the Fair Market Value of a share of Common Stock on the date hereof. The term of this Stock Option shall extend until the tenth anniversary of the Grant Date (the “Expiration Date”), subject to earlier termination as set forth below. The Optionee may only exercise this Stock Option to the extent that it is vested under Section 2 below and is exercisable under Sections 3 and 4 below. The permitted methods to exercise this Stock Option are set forth in Section 5 below. Except as specifically provided to the contrary under this Agreement, (a) capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the CIRCOR International, Inc. Amended and Restated 1999 Stock Option and Incentive Plan (the “Plan”), and (b) this Stock Option shall be construed and administered in accordance with the Plan, the terms of which are hereby incorporated by reference, including but not limited to the provisions with respect to the powers of the Administrator to interpret this Stock Option and adjust its terms. The Option subject to this Agreement shall not be charged against the Plan’s share reserve. This Stock Option is not intended to qualify as an Incentive Stock Option.

2. VESTING

No portion of this Stock Option shall be vested on the Grant Date. The Optionee may vest in this Stock Option, in whole or in part, based on achieving the stock price performance vesting requirements set forth in this Section. Vesting or becoming vested under this Section 2 shall only entitle the Optionee to exercise the vested portion of this Stock Option at the times provided for in Sections 3 and 4 below. The unvested portion of this Stock Option shall be forfeited immediately upon termination of employment with the Company and its Subsidiaries for any reason.

(a) This Stock Option shall vest under this Section 2(a) only to the extent that the Company achieves a Stock Price Target as set forth in the table below, provided that the Optionee remains employed by the Company or its Subsidiaries when the Company achieves such Stock Price Target:

Stock Price Target	Cumulative Vested Portion of Stock Option (in shares)
$50.00	50,000
$60.00	100,000
$70.00	150,000
$80.00	200,000

For purposes of this Section 2(a), the following rules shall apply:

(1) A Stock Price Target shall only be considered to have been attained prior to a Sale Event if the closing price of share of Common Stock is equal to or higher than such Stock Price Target for a period of sixty (60) consecutive trading days.

(2) If there is a Sale Event prior to the fifth anniversary of the Grant Date, a Stock Price Target shall be determined on based on the aggregate value of the consideration paid with respect to a share of Common Stock upon or in connection with such event as reasonably determined by the Committee, and any shares of Common Stock relating to this Stock Option for which a Stock Price Target has been met upon such sale but which are previously unvested shall immediately vest and be exercisable.

(3) Any portion of the Stock Option that vests under this Section 2(a) shall remain vested regardless of the Company’s subsequent stock price performance.

(b) Any portion of this Stock Option that has not vested by the fifth (5th) anniversary of the Grant date shall be immediately forfeited.

3.    OPTION EXERCISE DURING EMPLOYMENT

The Optionee may exercise the portion of this Stock Option that has vested under Section 2 while employed by the Company or its Subsidiaries prior to the Expiration Date as follows: (i) 25% upon vesting, (ii) 50% upon the 1st anniversary of vesting and (iii) 100% upon the 2nd anniversary of vesting. The foregoing provision regarding exercisability shall apply separately to each portion of this Stock Option that becomes vested based on a different Stock Price Target; provided, however, that in all events the vested portion of the Option shall be fully exercisable on the 5th anniversary of the Grant Date if the Optionee is then employed by the Company or its Subsidiaries. If there is a Sale Event before the fifth anniversary of the Grant Date and the Optionee is then employed by the Company or its Subsidiaries, the Optionee may exercise the vested portion of his Options subject to the provision of Section 3.

4.    OPTION EXERCISE AFTER EMPLOYMENT TERMINATION

If the Optionee is a “Good Leaver” (as defined below), he may exercise Options that were previously vested for three months following his employment termination date. If the Optionee terminates employment for any other reason, he shall immediately forfeit all Options whether vested or unvested. The Optionee shall be a "Good Leaver" if either (i) he terminates his employment with the Company and its Subsidiaries due to death or Disability, (ii) the Company and its Subsidiaries terminate his employment without Cause, or (iii) he terminates employment with the Company and its Subsidiaries for Good Reason. For purposes of this Stock Option, “Cause” and “Good Reason” shall have the meanings set forth the Severance Agreement between the Optionee and the Company dated April 9, 2013. “Disability” shall have the meaning set forth in Section 22(e) of the Code. The unexercised portion of this Stock Option shall forever lapse upon the earlier of the exercise date and three months after employment termination.

5.    METHOD OF EXERCISE

(a) The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the vested Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) by the Optionee delivering (or attesting to the ownership of) shares of Stock that have been purchased by the Optionee on the open market or that have been beneficially owned by the Optionee for at least six months and that are not then subject to restrictions under any Company plan; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or (iv) a combination of (i), (ii) and (iii) above. Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the shares attested to.

(b) The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c) The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.

(d) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof and the exercisability of this Stock Option shall be subject to making acceptable arrangements with the Company for tax withholding consistent with the terms of the Plan.

6.TRANSFER LIMITATIONS

This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

7.    CLAWBACK

This Stock Option and the shares of Common Stock subject to this Stock Option shall be subject to, and shall comply with, the Company’s stock ownership guidelines (unless waived by the Committee) and the Company’s policies that are applicable to all executive officers regarding forfeitures of incentive awards due to material financial restatements, executive misconduct or other wrongdoing, as may be in effect from time to time.  For avoidance of doubt, such policies include any compensation recovery policy as may be adopted in connection with meeting applicable exchange listing requirements.

8.    ADJUSTMENT

This Stock Option shall be subject to adjustment by the Committee pursuant to Section 3(b) of the Plan on account of any transaction described therein. The Optionee specifically acknowledges that the Committee in its sole discretion may, among other things, unilaterally cancel this Stock Option in connection with a Sale Event by providing the Optionee a cash payment (less applicable withholding taxes) in an amount equal to the excess, if any, of the value of the acquisition consideration payable with respect to a share of Common Stock over the exercise price per share as provided in Section 1 above, multiplied by the number of vested shares remaining exercisable hereunder (determined after taking into account any vesting as a result of a Sale Event under this Stock Option).

9.    MISCELLANEOUS PROVISIONS
(a)    Integrated Agreement. This Stock Option constitutes the entire understanding and agreement between the Optionee and the Company with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Optionee and the Company with respect to such subject matter other than those as set forth or provided for herein. To the extent contemplated herein, the provisions of this Stock Option shall survive any exercise of this option and shall remain in full force and effect.

(b)    Employment. For purposes of this Stock Option, “employment” shall mean the performance of services for the Company or a Subsidiary as an employee for federal income tax purposes. The Optionee shall be deemed to have terminated employment either upon an actual termination of service with the Company and its Subsidiaries, or at the time that the Subsidiary for which the Optionee is employed by ceases to be a Subsidiary under the terms of the Plan, provided that the Optionee is not employed immediately thereafter by the Company. The Optionee’s employment with the Company or one of its Subsidiaries shall not be deemed to have terminated if the Optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company or the Subsidiary, as applicable, regardless of whether pay is suspended during such leave.

(c)    Governing Law. This Stock Option shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles.

(d)    Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Stock Option and shall not be considered in the interpretation of this option.
(e)    Saving Clause. If any provision(s) of this Stock Option shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.
(f)    Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Optionee shall be addressed to such address or addresses as may have been furnished by such party in writing to the other.
(g)    Benefit and Binding Effect. This Stock Option shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Stock Option, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.
(h)    Counterparts. For the convenience of the parties and to facilitate execution, this Stock Option may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the Company has caused the execution hereof by its duly authorized officer and Optionee has agreed to the terms and conditions of this option, all effective as of the date first above written.

CIRCOR INTERNATIONAL, INC.

By /s/ David F. Dietz
David F. Dietz
Chairman of the Board

April 9, 2013

By /s/ Scott A. Buckhout
Scott A. Buckhout

April 9, 2013